SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) March 14, 1996



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                     (Zip Code)

(503) 671-6453
             (Registrant's telephone number, including area code)



Item 5.  OTHER EVENTS

The Registrant issued the following press release on March 14, 1996:

Beaverton, OR (March 14, 1996) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's third quarter ended February 29, 1996. Third quarter net income totaled $113.7 million, or $0.78 per share, increases of 19 percent and 20 percent respectively, compared to $95.3 million or $0.65 per share in last year's third quarter. Worldwide revenues increased 33 percent to a record $1.49 billion compared with $1.12 billion last year.

The Company also reported worldwide orders for athletic footwear and apparel scheduled for delivery between March and July 1996 total a record $3.4 billion, 38 percent higher than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have increased 39 percent.

NIKE Chairman Philip H. Knight said, "This marks our sixth consecutive quarter of strong double-digit growth in both revenues and earnings. During that period, we have solidified the presence of the NIKE brand with a focused effort on new and innovative product in all areas of our business. At the same time, we continue to develop our skills in bringing the power of the NIKE brand to markets outside the U.S., where sales for the trailing 12 months surpassed the $2 billion level for the first time.

"Excluding the positive effect of a weaker U.S. dollar, third quarter international revenues grew 42 percent. All three of our international regions -- Europe, Asia Pacific and the Americas -- saw healthy double-digit growth in the quarter. This balanced growth throughout the regions supports our conviction that the NIKE brand is becoming truly global and that markets outside the U.S. still provide us with our greatest opportunities for growth.

"In the U.S., we continue to see strong consumer acceptance for the brand. Third quarter revenues for three footwear categories -- men's basketball, men's training and women's fitness -- each topped $100 million. The women's sport category remains one of our fastest growing segments, with revenues increasing 58 percent in the quarter. Our U.S. apparel business continues on a record pace, with revenues topping the $200 million mark in a quarter for the first time.

"The strength in our futures orders illustrates that innovative product continues to drive consumer demand in the face of extremely challenging comparisons. Our growing presence in women's footwear, where U.S. futures orders were up 55 percent, is potent evidence that we can continue to grow the NIKE brand despite the market share gains we have already achieved.* These futures orders also reflect excellent initial retailer reaction to our new footwear featuring the Zoom Air technology which we will introduce at retail this summer."

In the third quarter, U.S. athletic footwear and apparel revenues totaled $887.1 million, an increase of 23 percent. International athletic footwear and apparel revenues increased 44 percent to $498.9 million. Revenues from other brands, which includes Canstar Sports, Cole Haan(R), Tetra Plastics and Sports Specialties, increased 84 percent. Excluding Canstar, which was acquired in February 1995, revenues from other brands would have increased 17 percent.

Consolidated gross margins for the quarter were 39.5 percent compared to
39.7 percent last year. Selling and administrative expenses were 25.7 percent of third quarter revenues, compared with 24.7 percent last year.

NIKE's balance sheet remained very strong. The current ratio at February 29, 1996 was 1.9 to 1. Cash and short-term investments totaled $259.5 million. Total U.S. footwear inventory units ended the quarter up 37 percent from February 28, 1995 and down 3 percent from November 30, 1995.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Canstar Sports, the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties, which markets a full line of licensed headwear. Total revenues for the trailing 12 months ended February 29, 1996 were $5.96 billion. All per share data reflects the Company's 2-for-1 stock split which became effective October 30, 1995.

*The marked items are forward-looking statements that involve risks and uncertainties detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.


                    Three Months Ended               Nine Months Ended
                  2/29/96        2/28/95         2/29/96          2/28/95
                             In Thousands Except Per Share Data

Revenues         $1,491,611     $1,124,697      $4,549,287       $3,348,798

Net Income       $  113,749     $   95,349      $  396,746       $  286,275

Income per Share      $0.78          $0.65           $2.71            $1.94

Number of Shares    147,106        146,964         146,492          147,388



NIKE, Inc.
QTR FINL STMT                                      Quarter Ending
                                              2/29/96          2/28/95
Revenues                                      $1,491,611       $1,124,697

Cost and Expenses
  Cost of Sales                                  902,376          678,404
  S G & A                                        382,717          278,311
  Interest Expense                                11,638            6,257
  Other                                            9,831            5,376
     Total Costs                               1,306,562          968,348
                                               _________        _________

Pre Tax                                          185,049          156,349
Taxes                                             71,300           61,000
                                               _________        _________

Net Income                                       113,749           95,349

Income Per Share                                   $0.78            $0.65
                                               _________         ________

Dividend                                           $0.15            $0.13
Number of Shares                                 147,106          146,964
===========================================================================


Balance Sheet
Assets
  Cash and St Invest                           $  259,497        $  242,747
  Accounts Rec                                  1,169,068           930,592
  Inventory                                       880,593           627,983
  Deferred Taxes                                   79,687            53,337
  Prepaid Expenses                                108,826            65,304
                                                _________         _________

    Current Assets                              2,497,671         1,919,963
                                                _________         _________

  Fixed Assets                                    995,509           821,018
  Depreciation                                    378,986           315,196
                                                _________         _________

    Net                                           616,523           505,822
                                                _________         _________

  Identifiable Intangible Assets and Goodwill     480,765          498,751
  Other Assets                                     47,545           38,797
                                                 _________        _________

    Total Assets                               $3,642,504       $2,963,333
                                                =========        =========


Liab and Equity
  Current L/T Debt                                   $2,641         $5,026
  Notes Payable                                     529,823        354,840
  Accounts Payable                                  359,253        276,330
  Accrued Liability                                 377,683        257,976
  Inc Taxes Payable                                  32,113         12,960
                                                  _________      _________

    Current Liab                                  1,301,513        907,132
  Long Term Debt                                     13,647         69,353
  Non-Curr Deferred Tax                               6,599         30,530
  Other Non-Curr Liab                                34,326         37,671
  Preferred Stock                                       300            300
  Common Equity                                   2,286,119      1,918,347
                                                  _________      _________

    Total Liab & Equity                          $3,642,504     $2,963,333


  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  March 29, 1996


                                         By /s/ Robert S. Falcone
                                            Vice President and
                                            Chief Financial Officer